Adobe Systems Reports Record Third Quarter Results

Company Targets at Least 25% Revenue Growth in 2001 and Announces 2-1 Stock Split

San Jose, Calif., (September 14, 2000) (NASDAQ:ADBE) – Adobe Systems Incorporated today reported financial results for its third quarter ended September 1, 2000.

In the third quarter, Adobe achieved record revenue of $328.9 million, compared to $260.9 million reported for the third quarter of fiscal 1999 and $300.1 million reported in the second quarter of fiscal 2000. This represents 26 percent year over year growth, and is the fifth consecutive quarter in which Adobe has achieved record revenue results.

"The Web is creating explosive demand for content, and our Q3 results showed that Adobe is in an exceptionally strong position to capitalize on this trend," said John E. Warnock, chairman and chief executive officer of Adobe. "I am also pleased to announce that the Adobe Board of Directors declared a two-for-one stock split," added Warnock.

Net income, which includes non-operating gains and losses, was $78.3 million for the third quarter of fiscal 2000, compared to $57.2 million reported in the third quarter of fiscal 1999, and $65.8 million in the second quarter of fiscal 2000. This represents 37 percent year over year earnings growth.

Diluted earnings per share for the third quarter of fiscal 2000 were $0.61 based on 127.9 million weighted average shares. This compares with diluted earnings per share of $0.44 reported in the third quarter of fiscal 1999, based on 129.7 million weighted average shares, and diluted earnings per share of $0.52 reported in the second quarter of fiscal 2000, based on 127.7 million weighted average shares.

Excluding investment gains and losses from the Company's venture programs and the amortization of goodwill, diluted earnings per share for the third quarter of fiscal 2000 were $0.57.

Excluding the amortization of goodwill and restructuring and other charges, Adobe’s operating profit was a record $107.1 million in the third quarter of fiscal 2000, compared to $77.6 million in the third quarter of fiscal 1999, and $97.0 million in the second quarter of fiscal 2000. As a percent of revenue, operating profit excluding the amortization of goodwill and restructuring and other charges in the third quarter of fiscal 2000 was 32.6 percent, compared to 29.7 percent in the third quarter of fiscal 1999, and 32.3 percent in the second quarter of fiscal 2000.

Commenting on Adobe’s future growth targets, Warnock added, "We are nearing completion of our three year strategic planning process, and we are targeting annual revenue growth of at least 25 percent in fiscal 2001. At our analyst meeting in November, we look forward to sharing our vision for how we will leverage our substantial human, technical, and financial resources to extend our leadership position."

Adobe also announced that it is increasing its operating model targets. In the fourth quarter of fiscal 2000, and in fiscal year 2001, the Company is targeting gross margin of 93 percent and an operating margin of 31 percent. In addition, Adobe expects its tax rate in the fourth quarter of fiscal 2000 to be 35.5 percent, and decline to 34 percent in fiscal 2001.

The Adobe Board of Directors declared a two-for-one stock split, in the form of a stock dividend, payable on October 24, 2000 for stockholders of record as of October 2, 2000. The Board also declared this quarter’s cash dividend of $0.025 per share, also payable on October 24, 2000 to stockholders of record as of October 2, 2000.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: lack of market acceptance of new products and upgrades; delays in shipment of the Company’s new products and major new versions of existing products; introduction of new products by major competitors; declines in the average selling price of the Company’s products; industry transitions to new distribution, business and information delivery models; ongoing weakness in the Company’s printing business due to product transitions; and adverse economic conditions in any of the major countries in which the Company does business. For further discussion of the risks and uncertainties, readers should refer to the Company’s SEC filings including the 1999 annual report on Form 10-K and quarterly reports on Form 10-Q filed by the Company in 2000.

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